EXHIBIT 10.27

UNITED STATES INTERNET CONTENT (WORLD WIDE WEB SITE)
DISTRIBUTION AGREEMENT

     THIS AGREEMENT, dated as of December ___, 2001 (the “Effective Date”), is made by and between InfoSpace Sales LLC, a Delaware limited liability company (“InfoSpace”), with offices at 601 108th Avenue NE, Suite 1200, Bellevue, WA 98004 and uDate.com, Inc., a Delaware corporation (“Company”), with offices at New Enterprise House, St. Helens St., Derby DE1 3GY, UK.

RECITALS

     This Agreement is entered into with reference to the following facts:

     A.      Company maintains on certain locations of the Company Web Sites (as defined below) and makes available to Internet users certain content, resources, archives, indices, software, catalogs and collections of information (collectively, such materials are identified on Exhibit A and referred to herein as the “Content”).

     B.      Company wishes to grant certain rights and licenses to InfoSpace with respect to access to the Content and certain other matters, and InfoSpace wishes to grant certain rights and licenses to Company with respect to the Excite Web Site (as defined below) and certain other matters, as set forth in this Agreement.

AGREEMENT

     The parties agree as follows:

              Section 1.      Definitions

              As used herein, the following terms have the following defined meanings:

              “Advertising Revenue” is defined on Exhibit C.

              “Banner Advertisement” means a rotating banner advertisement of approximately 468 x 60 pixels located at the top and or bottom of a Web Page.

              “Click” means each instance a user accesses a Company Web Site by clicking on a Promotional Placement.

              “Co-branded Pages” means, collectively, Query Pages and Results Pages.

              “Company Marks” means those Trademarks of Company set forth on Exhibit B hereto and such other Trademarks (if any) as Company may from time to time notify InfoSpace in writing to be “Company Marks” within the meaning of this Agreement.

              “Company Web Sites” means the Kiss.com Web Site (“Kiss”) maintained by or on behalf of Company and its affiliates.

              “Excite Web Site” means the InfoSpace Web Site located at the following URL: http://www.excite.com.

              “Graphical User Interface” means a graphical user interface, to be designed by Company and InfoSpace and implemented by Company pursuant to the terms of this Agreement, that contains or implements branding, graphics, navigation, content or other characteristics or features such that a user reasonably would conclude that such interface is part of the Excite Web Site.

              “InfoSpace Marks” means those Trademarks of InfoSpace set forth on Exhibit B hereto and such other Trademarks (if any) as InfoSpace may from time to time notify Company in writing to be “InfoSpace Marks” within the meaning of this Agreement.

              “InfoSpace Web Sites” means, collective: (a) the Web Sites, the primary home page of which is located at http://www.infospace.com; and (b) other Web Sites maintained by InfoSpace and its affiliates.

              “Intellectual Property Rights” means any patent, copyright, rights in Trademarks, trade secret rights, moral rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction.

              “Paid Subscribers” means visitors to www.excite.com who join the Kiss service, through an Excite link, by completing the Kiss registration form, submitting it and then paying to join the Kiss service with a credit card in a transaction which is accepted.

              “Person” means any natural person, corporation, partnership, Limited Liability Company or other entity.

              “Promotional Placement” means any banner advertisement, button or other Website-based promotional placement specified on Exhibit C.

              “Query Page” means any page hosted on the Company Web Sites which incorporates the Graphical User Interface and on which users clicking directly from the Excite Web Site may input queries and searches relating to the Content or may include download of or access to Content.

              “Results Page” means any page hosted on the Company Web Sites which incorporates the Graphical User Interface and displays Content in response to queries and searches made on a Query Page.

              “Trademarks” means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and other sources or business identifiers.

              “Web Site” means any point of presence maintained on the Internet or on any other public data network. With respect to any Website maintained on the World Wide Web, such Website includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-

level domain (such as infospace.com) or by same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

              2.      Certain Rights Granted.

              2.1      Company Grant. Subject to the terms and conditions of this Agreement, Company hereby grants to InfoSpace the following rights:

                       (a)      the right to include on the Excite Web Site hypertext link(s) (whether in graphical, text or other format) which enable “point and click” access to locations of the Company Web Sites that contain relevant Content, as specified by Company (and subject to change by Company from time to time); and

                       (b)      the right to permit users to link to Results Pages via Query Pages hosted on the Company Web Sites.

              2.2      InfoSpace Grant. Subject to the terms and conditions of this Agreement, InfoSpace hereby grants Company the following rights:

                       (a)      the right to include on the Co-branded Pages hypertext links (whether in graphical, text or other format) which enable “point and click” access to locations of the Excite Web Site specified by InfoSpace (and subject to change by InfoSpace from time to time).

              2.3      Limitations. This Agreement shall not cause InfoSpace to be in violation of any law of any jurisdiction or third party agreement, and InfoSpace may at any time modify its grant of rights to the extent necessary to ensure compliance. InfoSpace may from time to time issue additional guidelines with respect to use or display of any of the Content on the Excite Web Site, and Company will implement such requirements. Company shall post a link to its privacy policy on the Co-branded pages so as to be readily accessible to users. Such policy shall fully and clearly disclose Company’s data collection, use, disclosure, dissemination and security practices, including a full and clear discussion of user personal data in relation to any services provided by Company to InfoSpace under this Agreement. Company shall receive the informed consent of users for such practices where user information is concerned. InfoSpace may include from time to time within such privacy policy such pass through terms as InfoSpace may determine in its sole discretion.

              2.4      Content. Company shall ensure that the Content shall be and remain fully compatible with the Excite Web Site; provided, however, upon request from Company, and at Company’s sole expense, InfoSpace shall make commercially reasonable efforts to assist Company in resolving any Content related compatibility problem. Without limiting the generality of the foregoing, all Content shall be provided to InfoSpace by Company within such time period sufficient to allow the Content maintained on the Excite Web Site to mirror to a reasonable degree the Content maintained on Company Web Sites and any other third party web site to whom Company may provide all or any portion of such Content.

              2.5      Company Marks License. Subject to Section 3.7, Company hereby grants InfoSpace the right to use, reproduce, publish, perform and display the Company Mark(s): (a) on the Excite Web Site in connection with the posting of hyperlinks to the Company Web Sites; and (b) in and in connection with the development, use, reproduction, modification, adaptation, publication, display and performance of the Graphical User Interface, and Results Pages.

              2.6      InfoSpace Marks License. Subject to Section 2.7, InfoSpace hereby grants Company the right to use, reproduce, publish, perform and display the InfoSpace Marks on the Company Web Sites in connection with the posting of hyperlinks to the Excite Web Site.

              2.7      Approval of Trademark Usage. InfoSpace shall not use or exploit in any manner any of the Company Marks and Company shall not use or exploit in any manner any of the InfoSpace Marks, except in such manner and media as the other party may consent to in writing, which consent shall not be unreasonably withheld or delayed. Either party may revoke or modify any such consent upon written notice to the other party.

              2.8      Nonexclusivity. Each party acknowledges and agrees that the rights granted to the other party in this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party from participating in similar business arrangements as those described herein including soliciting third party advertisements or other materials, serving advertisements or other materials to third parties’ Web Sites, or hosting or permitting third parties to place advertisements on such party’s Web Site, whether or not, in each such case, such advertisements are competitive with the products, services or advertisements of the other party.

              3.      Certain Obligations of the Parties

              3.1      Graphical User Interface and Co-branded Pages. To the extent provided in this Agreement, Company and InfoSpace will cooperate to design the user-perceptible elements of the Graphical User Interface, with the goals of: (a) conforming the display output of the “look and feel” associated with the Excite Web Site; and (b) maximizing the commercial effectiveness thereof. Following agreement by the parties upon the design specifications thereof, Company will develop the Graphical User Interface and implement the same on the Co-branded Pages. In the event the parties are not able to agree upon the design specifications of the Graphical User Interface, InfoSpace may terminate this Agreement upon written notice to Company. InfoSpace may, at any time during the Term, host the Co-branded Home Page upon ten (10) days prior notice to Company. In the event InfoSpace hosts the Co-branded Pages, InfoSpace may integrate content from third party content providers on the Co-branded Pages, provided that such content is not competitive with Company’s Content.

     Each party agrees to post the other party’s copyright, trademark, and patent notices, including those of third party content providers, on the Co-branded Pages.

              3.2      Links to Co-branded Pages. InfoSpace will integrate links to the Co-branded Pages on the Excite Web Site, provided that the location, prominence, and placement of such links will be determined by InfoSpace in its sole discretion.

              3.3      Availability of Co-branded Pages. During the Term, Company shall provide an overall monthly Availability Level of 99.9% for the Co-branded Pages, measured over each calendar month. The Availability Level for Co-branded Pages shall be calculated by the following formula:

Planned Availability of Co-branded Pages = Available time in month – scheduled maintenance time

Actual Availability of Co-branded Pages = Planned Availability of Co-branded Pages – unscheduled downtime

Availability Level (%) = Actual Availability of Co-branded Pages/Planned Availability of Co-branded Pages.

In the event Company fails to meet an overall monthly Availability Level of 99.9%, InfoSpace may terminate this Agreement upon written notice to Company.

              3.4      Promotional Placement. Company, in consultation with InfoSpace, shall design and deliver to InfoSpace the Promotional Placements called by Exhibit B. InfoSpace shall be entitled to reject or require modification of any proposed Promotional Placements if, in its sole discretion, it determines that such Promotional Placements are unsuitable for posting on the InfoSpace Web Sites. During the Term, InfoSpace will post and maintain approved Promotional Placements on the InfoSpace Web Sites. Except as otherwise specified on Exhibit C, the positioning and prominence of all Promotional Placements shall be determined by InfoSpace in its sole discretion.

Guarantees. In the event that InfoSpace fails to deliver any monthly guarantee of minimum Clicks as set forth on Exhibit C, InfoSpace shall use commercially reasonable efforts to “make good” on any such deficiency in the subsequent month during the Term, provided that Company’s sole and exclusive remedy for any failure by InfoSpace to deliver such number of Clicks by the end of the Term shall be to extend the Term, by written notice to InfoSpace, until the earlier of: (a) delivery of the guaranteed number of Clicks; and (b) six (6) months after the previously contemplated end of the Term.

              3.6      Publicity. The parties may work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters, provided, however, that neither party shall have any obligation to do so. In addition, neither party shall issue such publicity and general marketing communications concerning their relationship without the prior written consent of the other party. Neither party shall disclose the terms of this Agreement to any third party other than its outside counsel, auditors, and financial advisors, except as required by law.

              4.         Advertising and Referral Fees.

              4.1         Placement of Advertisements. As between the parties, InfoSpace shall have the exclusive right to sell and serve all available advertisements (including without limitation, Banner Advertisements) for the Co-branded Pages. InfoSpace shall be entitled to retain all sums received by InfoSpace for any such advertisements and shall have no duty to account to Company regarding any such sums. InfoSpace will not post Banner Advertisements for (a) tobacco, alcohol, or products of an adult nature; and (b) any of Company’s competitors set forth in Exhibit D (as may be updated by Company once every 12 months during the Term), provided that Company’s sole remedy in the event InfoSpace posts such Banner Advertisements on the Co-branded Pages, shall be removal of such Banner Advertisement within two (2) business days. InfoSpace will only serve 468 X 50 ads on the Co-branded Pages. These will be in the regular gif format and animation is permitted. InfoServe must not use any code or feature that will increase or alter the size of the advertisement. Any other ad format or size will not be permitted on the Co-branded Pages.

              4.2      Remuneration; Collection. Company will pay InfoSpace the amounts as set forth on Exhibit C. Any amounts not paid when due, or as invoiced, will be subject to a finance charge equal to one and one-half percent (1.5%) per month or the highest rate allowable by law, whichever is less, determined and compounded daily from the date due until the date paid. Payment of such finance charges will not excuse or cure any breach or default for late payment. InfoSpace may accept any check or payment without prejudice to its rights to recover the balance due or to pursue any other right or remedy. No endorsement or statement on any check or payment or letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction. Unless explicitly stated on Exhibit C, all amounts payable under this Agreement are denominated in United States dollars and each party will pay all amounts payable under this Agreement in lawful money of the United States. Other than as explicitly stated on Exhibit C, InfoSpace shall have no obligation to share with, allow Company to sell, or account to Company regarding, any sums received by InfoSpace or any of its affiliates from any advertisements or promotions on any of the InfoSpace Web Sites, including without limitation, any Banner Advertisements thereon.

              5.      Warranties, Indemnification and Limitation of Direct Liability.

              5.1      Warranties

              The parties to this Agreement represent and warrant as follows:

(a)	Each party warrants it has the full cooperate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder.

(b)	Each Party warrants its execution of this Agreement by such party and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; and in performance under and related to this Agreement, the parties shall comply with all applicable laws, rules and regulations (including, without limitation, privacy, export control and obscenity laws); and

(c)	Each party warrants when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

(d)	Company warrants that the Co-branded Pages and the content contained therein will not contain any material that is obscene, pornographic, profane, fraudulent, libelous or defamatory, or infringing of any Intellectual Property Rights privacy rights or other rights of any third party.

              5.2      Indemnification. Each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party (the “Indemnified Party”), and the respective directors, officers, employees and agent of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of or in connection with any third-party claim alleging any breach of such party’s representations or warranties or covenants set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party’s rights or interests without prior written consent of the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (a) at the Indemnifying Party’s expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (b) at the Indemnified Party’s expense, be entitled to participate in the defense of any such claim.

              5.3      Limitation of Liability; Disclaimer

                       (c)      Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. INFOSPACE’S LIABILITY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY OR STRICT LIABILITY OF INFOSPACE) UNDER THIS AGREEMENT OR WITH REGARD TO ANY OF THE PRODUCTS, SOFTWARE OR SERVICES RENDERED BY INFOSPACE UNDER THIS AGREEMENT (INCLUDING ANY SERVER OROTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACE OR ANY THIRD PARTIES IN CONNECTION

WITH HOSTING THE CO-BRANDED PAGES), THE INFOSPACE WEB SITES AND ANY OTHER ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT IN NO EVENT WILL EXCEED THE COMPENSATION PAID BY COMPANY TO INFOSPACE UNDER THIS AGREEMENT, PLUS ANY UNPAID AMOUNTS DUE AND PAYABLE BY COMPANY AT THE TIME SUCH LIABILITY AROSE.

                       (d)      No Additional Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY CLAIM IN TORT (INCLUDING NEGLIGENCE) IN EACH CASE, REGARDING THEIR WEB SITES, ANY PRODUCTS OR SERVICES DESCRIBED THEREON, ANY BANNER ADVERTISEMENTS, OR ANY OTHER ITEMS, SOFTWARE OR SERVICES PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, COMPANY ACKNOWLEDGES THAT THE INFORSPACE WEB SITE AND THE CONTENT CONTAINED THEREIN (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACE OR ANY THIRD PARTIES IN CONNECTION WITH HOSTING THE INFOSPACE WEB SITES OR THE PERFORMANCE OF ANY SERVICES HEREUNDER) ARE PROVIDED “AS IS” WITHOUT ANY WARRANTIES OF ANY KIND. COMPANY ACKNOWLEDGES THAT INFOSPACE MAKES NO WARRANTY THAT IT WILL CONTINUE TO OPERATE ITS WEB SITES OR OFFER THE EXCITE WEB SITE IN ITS CURRENT FORM, THAT ITS WEB SITES (INCLUDING THE EXCITE WEB SITE) WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT THE EXCITE WEB SITE WILL MEET THE REQUIREMENTS OR EXPECTATIONS OF THE OTHER PARTY, OR THAT THE CONTENT, SOFTWARE OR ANY OTHER MATERIALS ON ITS WEB SITES OR THE SERVERS AND SOFTWARE THAT MAKES ITS WEB SITES AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS.

              6.      Term and Termination

              6.1      Term. The term of this Agreement is as set forth on Exhibit C.

              6.2      Termination, Either party may: (1) terminate the Term upon not less than thirty (30) days’ prior written notice to the other party of any material breach hereof by such other party, provided that such other party has not cured such material breach within such thirty (30) day period; or (2) terminate the Term upon written notice to the other party on the following grounds: (a) where either party goes into voluntary or involuntary liquidation; (b) where either party is declared insolvent either in bankruptcy proceedings or other legal proceedings; (c) where an agreement with creditors has been reached by either party due to its failure or inability to pay its debts as they fall due; or (d) where a receiver is appointed over the whole or part of either party’s business.

              6.3      Effect of Termination. Upon termination or expiration of the Term for any reason, all rights and obligations of the parties under this Agreement shall be extinguished, except that: (a) all accrued payment obligations hereunder shall survive such termination or expiration; and (b) the rights and obligations of the parties under Sections 4.2, 4.3, 5, 6, 7 and 8 shall survive such termination or expiration

              7.      Intellectual Property.

              7.1      Company. As between the parties, Company retains all right, title and interest in and to the Content and the Company Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, “look and feel”, Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any content or other items supplied by InfoSpace) and the Company Marks along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of InfoSpace’s use of any of the Company’s Marks shall inure solely to the benefit of Company.

              7.2      InfoSpace. As between the parties, InfoSpace retains all right, title and interest in and to the InfoSpace Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, “look and feel”, Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any content or other items supplied by Company) user data gathered from or through any InfoSpace tools or applications, and the InfoSpace Marks along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of Company’s use of any of the InfoSpace’s Marks shall inure solely to the benefit of InfoSpace.

              7.3      Copyright Notices. All Co-branded Pages will include the Excite logo. InfoSpace and Company acknowledge that the Co-branded Pages may also contain copyright and patent notices of copyrighted or copyrightable works, including those of InfoSpace content providers.

              7.4      Other Trademarks. InfoSpace shall not register or attempt to register any of the Company Marks or any Trademarks which Company reasonably deems to be confusingly similar to any of the Company Marks. Company shall not register or attempt to register any of the InfoSpace Marks or any Trademarks which InfoSpace reasonably deems to be confusingly similar to any of the InfoSpace Marks.

              7.5      Further Assurances. Each party shall take, at the other party’s expense, such action (including without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party’s ownership interests and other rights as set forth above in this Section 7.

              8.      General Provisions.

              8.1      Confidentiality. Each party (the “Receiving Party”) undertakes to retain in confidence the terms of this Agreement and all other non-public information and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith be treated as proprietary and/or confidential (“Confidential Information); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Each party agrees to use commercially reasonable efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature. Company acknowledges that the terms of this Agreement and user information are Confidential Information of InfoSpace. The foregoing restrictions shall not apply to any information that: (a) was known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed; or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Section 8.1.

              8.2      Independent Contractors. Company and InfoSpace are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between Company and InfoSpace. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

              8.3      Assignment. Company may not assign this Agreement or any rights hereunder without the prior written consent of InfoSpace, except that InfoSpace’s prior written consent will not be required for an assignment as a result of any Company merger, consolidation, reorganization or similar transaction involving all or substantially all of the assets of Company. In any such event, the assignee must assume and agree in writing to perform all of the assigning party’s executory obligations and the assigning party must guarantee performance by the assignee throughout the Term. Subject to the foregoing, this Agreement will be binding upon, enforceable by and inure to the benefit of the parties and their respective successors and assigns.

              8.4      Choice of Law; Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without reference to its choice of law rules. Company hereby irrevocably consents to exclusive personal jurisdiction and venue in the state and federal courts located in King County, Washington with respect to any actions, claims or proceedings arising out of or in connection with this Agreement, and agrees not to commence or prosecute any such action, claim or proceeding other than in the aforementioned courts.

              8.5      Nonwaiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

              8.6      Force Majeure. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service resulting directly or indirectly from acts of God, acts of civil or military authorities civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party’s reasonable control

              8.7      Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered in person, mailed via confirmed facsimile or e-mail or delivered by recognized courier service, properly addressed and stamped with the required postage, to the individual signing this Agreement on behalf of the applicable party at its address specified in the opening paragraph of the Agreement and shall be deemed effective upon receipt. Either party may from time to time change the individual to receive notices or its address by giving the other party notice of the change in accordance with this section. In addition, a copy of any notice sent to InfoSpace shall also be sent to the following address:

InfoSpace Sales LLC 601 108th Avenue NE, Suite 1200 Bellevue, WA 98004 Fax: (425) 201-6167 Attention: General Counsel

              8.8      Savings, In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

              8.9      Integration. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or negotiations between InfoSpace and Company concerning the subject matter hereof, and cannot be amended except by writing signed by both parties. This Agreement does not constitute an offer by InfoSpace and shall not be effective until signed by both parties.

              8.10      Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. “Transmitted Copies” will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

_______________________________________	InfoSpace Sales LLC ______________________________

udate.com Inc. (“the company”) _______________________________________	(“InfoSpace”) ______________________________

By: (signature) /s/ Martin R. Clifford _______________________________________	By (signature) /s/ York Baess ______________________________

Name Martin R. Clifford _______________________________________	Name York Baess ______________________________

Title Chief Operating Officer _______________________________________	Title EVP, Wire/Inc ______________________________

Date 20-12-2001 _______________________________________	Date 1/14/2002 ______________________________